EXHIBIT 99.1
Angel Oak Mortgage, Inc. Charts Path Forward With Non-Mark-to-Market Financing and Provides Updated Book Value Estimate

Company begins to execute strategic plan to position itself for growth in 2023

ATLANTA – December 20, 2022 -- Angel Oak Mortgage, Inc. (NYSE: AOMR) (the “Company,” “we,” and “our”), a leading real estate finance company focused on acquiring and investing in first lien non-QM loans and other mortgage-related assets in the U.S. mortgage market, today announced the conversion of approximately $286 million of mark-to-market debt to non-mark-to-market financing for all continually performing loans. This, in combination with the loan sale disclosed on November 23, 2022, is part of the go-forward strategy outlined in the Company’s third quarter earnings call held on November 9, 2022.
As a result of the financing conversion and previously announced loan sale, the Company will have reduced its outstanding warehouse debt by nearly 30%, decreased its mark-to-market percentage of total warehouse debt by over 40% 1, released approximately $35 million of additional capital and liquidity, and increased the weighted average coupon of its remaining residential whole loan portfolio by approximately 10 basis points.

Sreeni Prabhu, Chief Executive Officer and President of the Company, commented, “We are pleased with these positive developments in our strategic plan to reposition our portfolio, improve liquidity, reduce risk, and protect our capital structure. Going forward, we plan to leverage the distinct competitive advantage provided by our affiliated non-QM mortgage origination platform by increasing purchases of high-yielding loans while preparing for an expected return to the securitization market. This has historically generated attractive risk-adjusted returns which we believe will enable us to maximize shareholder value.”

As of November 30, 2022, the Company estimates that its GAAP book value was between $9.35 and $9.45 per share of common stock. Economic Book Value, which includes valuations of all securitization obligations at fair value, is estimated to have been between $12.70 and $12.80 per share of common stock. These estimates compare to a GAAP Book Value of $10.63 and Economic Book Value of $12.93 as of September 30, 2022.

The above estimates reflect the perspectives and assumptions of AOMR management based on market trends and information currently available to them. Management has not yet completed procedures to verify the completeness and accuracy of this information, and these estimates have not been audited or reviewed by any third party.

1 Mark-to-market percentage of total warehouse debt is calculated as the total estimated unpaid balance of mark-to-market warehouse financing divided by the total estimated unpaid balance of all warehouse financing.

Non-GAAP metrics
“Economic book value” is a non-GAAP financial measure of the Company’s financial position. To calculate the economic book value, the portions of the Company’s non-recourse financing obligation held at amortized cost are adjusted to fair value. These adjustments are also reflected in the Company’s end of period common stockholders’ equity. The net impact of these adjustments is estimated to be $2.35 as of November 30, 2022. Management considers economic book value to provide investors with a useful supplemental measure to evaluate the Company’s financial position as it reflects the impact of fair value changes for its legally held retained bonds, irrespective of the accounting model applied for GAAP reporting purposes. Economic book value does not represent and should not be considered as a substitute for book value per common share or Stockholders’ Equity, as determined in accordance with GAAP, and the Company’s calculation of this measure may not be comparable to similarly titled measures reported by other companies.
Forward Looking Statements
This press release contains certain forward-looking statements that are subject to various risks and uncertainties, including, without limitation, statements relating to the performance of the Company’s investments and its financing needs and arrangements. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict” and “continue,” or by the negative of these words and phrases or other similar words or expressions. Forward-looking statements are based on certain assumptions; discuss future expectations; describe existing or future plans and strategies; contain projections of results of operations, liquidity and/or financial condition; or state other forward-looking information. The Company’s ability to predict future events or conditions, their impact or the actual effect of existing or future plans or strategies is inherently uncertain, in particular due to the uncertainties created by the COVID-19 pandemic, including the projected impact of the COVID-19 pandemic on the Company’s business, financial results and performance. Although the Company believes that such forward-looking statements are based on reasonable assumptions, actual results and performance in the future could differ materially from those set forth in or implied by such forward-looking statements. You are cautioned not to place undue reliance on these forward‐looking statements, which reflect the Company’s views only as of the date of this press release. Additional information concerning factors that could cause actual results and performance to differ materially from these forward-looking statements is contained from time to time in the Company’s filings with the Securities and Exchange Commission. Except as required by applicable law, neither the Company nor any other person assumes responsibility for the accuracy and completeness of the forward‐looking statements. The Company does not undertake any obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.
About Angel Oak Mortgage, Inc.
Angel Oak Mortgage, Inc. is a real estate finance company focused on acquiring and investing in first lien non-QM loans and other mortgage-related assets in the U.S. mortgage market. The Company’s objective is to generate attractive risk-adjusted returns for its stockholders through cash distributions and capital appreciation across interest rate and credit cycles. The Company is externally managed and advised by an affiliate of Angel Oak Capital Advisors, LLC, which, collectively with its affiliates, is a leading alternative credit manager with a vertically integrated mortgage origination platform. Additional information about the Company is available at www.angeloakreit.com.

Contacts
Investors:
investorrelations@angeloakreit.com
855-502-3920
Media:
Bernardo Soriano, Gregory FCA for Angel Oak Mortgage, Inc.
914-656-3880
bernardo@gregoryfca.com
Company Contact:
Randy Chrisman, Chief Marketing & Corporate Investor Relations Officer, Angel Oak Capital Advisors
404-953-4969
randy.chrisman@angeloakcapital.com